Exhibit 99.1
65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

Retail Investor and Media Contact:	Institutional Investor Contact:
GenVec, Inc.	S.A. Noonan Communications
Douglas J. Swirsky	Susan A. Noonan
(240) 632-5510	(212) 966-3650
dswirsky@genvec.com	susan@sanoonan.com

GENVEC REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

GAITHERSBURG, MD – August 9, 2011 – GenVec, Inc. (NASDAQ:GNVC) today announced its financial results for the three months and six months ended June 30, 2011.

"During the second quarter we made significant progress in key programs including our collaboration with Novartis to develop treatments for hearing loss and balance disorders," said Dr. Paul Fischer, President and Chief Executive Officer. "We enter the second half of 2011 with strong momentum and look ahead to achieving key objectives in this collaboration as well as in our vaccine programs including foot-and-mouth disease and respiratory syncytial virus."

Recent Events

•
In April, research was published describing how GenVec technology, utilizing a vector targeted to supporting cells and limited in expression to those cells, can be used to restore balance function in an animal model.

•	In May, we expanded our relationship with Merial, the animal health division of sanofi-aventis, to include the evaluation of our technology for use against swine diseases.
•	In May, we regained compliance with NASDAQ listing requirements.
•
At the Company’s annual meeting in June, Adel A.F. Mahmoud, M.D., Ph.D. and Edward M. Connor, Jr., M.D. were elected to the Company's Board of Directors adding to the Board’s expertise in the areas of infectious disease and vaccine development.

Financial Results for the Three and Six Months Ended June 30, 2011

GenVec reported a net loss of $1.2 million ($0.10 per share) for the three months ended June 30, 2011 compared to a net loss of $4.2 million ($0.33 per share) in the comparable quarter of 2010. For the six months ended June 30, 2011, GenVec’s net loss was $3.5 million ($0.27 per share) compared to a net loss of $8.9 million ($0.72 per share) for the six months ended June 30, 2010.

Revenues for the three-month and six-month periods ended June 30, 2011 were $4.7 million and $10.0 million, respectively, compared to revenues of $3.2 million and $6.1 million in the comparable prior year periods. The increase for the three-month and six-month periods ended June 30, 2011 is primarily due to revenue increases associated with our hearing program with Novartis of $1.4 million and $4.0 million, respectively.  The higher revenue under the Novartis agreement is a result of the increased work scope and effort in 2011 as compared to the 2010 period.  In addition, revenue associated with our animal health program has increased $0.6 million and $0.8 million, respectively, during the three and six month periods ended June 30, 2011 as compared to the comparable prior year periods due to increased work scope with DHS and licensing revenue and work performed under the Merial agreements.  Partially offsetting these increases is decreased revenue associated with our HIV program of $0.4 million and $1.0 million during the three and six month periods ended June 30, 2011 as compared to the comparable prior year periods due to decreased work scope.

Operating expenses were $6.0 million and $13.5 million for the three-month and six-month periods ended June 30, 2011, respectively, representing decreases of 19 percent and 11 percent as compared to $7.4 million and $15.1 million in the comparable prior year periods. The decrease in both periods is primarily due to lower clinical costs as a result of the termination of the PACT trial and to a lesser extent lower professional costs. In the six-month period ended June 30, 2011, these decreases are partially offset by increased manufacturing costs for our hearing loss program as compared to the comparable period in 2010.

GenVec ended the second quarter of 2011 with $30.6 million in cash, cash equivalents, and short-term investments.

Financial Guidance

“We anticipate revenues for 2011 will be between $20.0 million and $22.0 million. We currently project our cash burn to be between $6.0 million and $8.0 million for the 12 months ending June 30, 2012,” commented GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky.

Webcast and Conference Call

GenVec will hold a conference call today at 10:00 a.m. to discuss the Company’s second quarter results. To listen to the live conference call, please dial 877-558-0567 (U.S. or Canada) or 706-643-4980 (international) and use Conference ID 84527868. An audio replay of the conference call will be available starting at 11:00 a.m. on August 9, 2011 through August 16, 2011. To listen to the audio replay, dial 855-859-2056 (U.S. or Canada) or 404-537-3406 (international) and use access code 84527868.

To access the webcast or the replay, go to www.genvec.com, click on “Investors and Media,” and click on “Events and Presentations.”

About GenVec

GenVec is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss, balance disorders, and cancer; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus type 2 (HSV-2), dengue fever, influenza, malaria, and human immunodeficiency virus (HIV). In the area of animal health we are developing vaccines against foot-and-mouth disease (FMD). Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Cautionary Note Regarding Forward Looking Statements

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding funding, grants, collaborations, revenues, cash burn rates, the development of products and the success of the collaboration with Novartis, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to research and development activities; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of collaborators and third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

(Tables to follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues	$4,737	$3,182	$10,023	$6,120

Operating expenses:
Research and development	4,127	5,134	9,719	10,879
General and administrative	1,860	2,281	3,782	4,229
Total operating expenses	5,987	7,415	13,501	15,108

Loss from operations	(1,250)	(4,233)	(3,478)	(8,988)
Interest income, net	12	40	24	127
Other	-	-	-	(31)
Net loss	$(1,238)	$(4,193)	$(3,454)	$(8,892)

Net loss per share – basic and diluted	$(0.10)	$(0.33)	$(0.27)	$(0.72)

Weighted average shares outstanding – basic and diluted	12,918	12,891	12,916	12,433

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)

Cash and investments	$30,599	$35,170
Working capital	28,883	31,689
Total assets	34,574	39,432
Stockholders’ equity	29,748	32,420

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